Exhibit 10 (ee)

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the “Amendment”) is made effective as of the 24th day of December, 2009 by and among TASTY BAKING COMPANY, a Pennsylvania corporation (“Company”), the direct and indirect subsidiaries of the Company from time to time parties to the Credit Agreement (as defined below) (the “Subsidiary Borrowers” and with the Company, collectively, the “Borrowers”), each lender from time to time party to the Credit Agreement (collectively, the “Lenders” and individually, a “Lender”), and CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer (the “Agent”).

BACKGROUND

A.   Borrowers, Lenders and Agent have previously entered into a certain Credit Agreement dated September 6, 2007, amended by (i) that certain First Amendment to Credit Agreement dated December 12, 2007, (ii) that certain Second Amendment to Credit Agreement dated July 16, 2008 (the “Second Amendment”) and (iii) that certain Third Amendment to Credit Agreement dated October 29, 2008 (as amended and as may be further amended, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, inter alia, Agent and Lenders agreed to extend to Borrowers certain credit facilities subject to the terms and conditions set forth therein.

B.   Borrowers, Lenders and Agent have agreed to amend the terms of the Credit Agreement in accordance with the terms and conditions hereof.

C.   Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings set forth therefor in the Credit Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Definitions.

1.1  The definition of “EBITDA” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

““EBITDA” means with respect to Borrowers and their Subsidiaries for any period of four (4) consecutive quarters, consolidated net income (excluding Option Proceeds and extraordinary gains and losses), plus the sum of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization, (d) non-cash pension charges, but only to the extent such non-cash pension charges do not exceed fifteen percent (15%) of the Tangible Net Worth as determined at the end of such period, (e) any other non-cash gains to or non-cash charges against net income acceptable to the Agent and the Required Lenders (which shall include a non-cash charge against net income in connection with stock-based compensation), and (f) accrued rent expense (net of any cash rent paid) in connection with the Navy Yard Lease, less any non-cash pension gains during such period, in each case to the extent deducted in determining net income, as determined for the Borrowers and their Subsidiaries in accordance with GAAP.  “Extraordinary gains and losses” shall include for purposes of calculating EBITDA for compliance with the terms of this document, transition costs, restructure charges and any other gains or losses permitted by the Agent that result from the Borrowers’ execution of the Navy Yard Project.  For purposes of clarification, the “transition costs” referred to in the preceding sentence include training costs, transportation costs, backfill labor expenses, labor severance expenses, and redundant utility and operating expenses for the Hunting Park Property and Fox Street Property during the transition and decommissioning processes and thereafter until sold or otherwise disposed of.

Notwithstanding the foregoing, solely for purposes of calculating Borrowers’ EBITDA in connection with the Minimum EBITDA covenant set forth in Section 6.12(a) and the Operating Leverage Ratio covenant set forth in Section 6.12(c), in the event that the public accounting firm engaged by Borrowers to prepare and audit Borrowers’ financial statements for the 2009 fiscal year (and for any subsequent fiscal year) determines that either the Navy Yard Lease or the Improvements Agreement is required under Statement of Financial Accounting Standards No. 13, as amended, to be treated as a Capitalized Lease under GAAP for all or any part of the 2009 fiscal year (or any subsequent fiscal year), then the aggregate amount of cash rent paid by Borrowers pursuant to the Navy Yard Lease and/or Improvements Agreement, as applicable, during the twelve-month period as of the end of the applicable fiscal quarter, shall not be added back to Borrowers’ consolidated net income notwithstanding how such cash rent is classified for accounting purposes under GAAP, including any classification of any portion of such cash rent as Interest Expense, depreciation or amortization.”

1.2  The following definition shall be hereby added to Section 1.01 of the Credit Agreement in its proper alphabetical order and when used in this Amendment shall have the following meaning:

““Palletizer Lease” means that certain proposal dated October 15, 2008 from RBS Asset Finance to Borrowers.”

2.             Excess Cash Flow Recapture.  The first sentence of Section 2.11 of the Credit Agreement is hereby amended to read as follows:

“For each fiscal year of Borrowers, commencing with Borrowers’ fiscal year ending December 25, 2010, at any time Borrowers’ Operating Leverage Ratio as of such fiscal year end exceeds 2.5 to 1.0, Borrowers shall make a mandatory prepayment of the Fixed Asset Loans, the Job Bank Term Loan and the PIDC Financing, within ninety (90) days after each fiscal year end of Borrowers in an aggregate amount equal to fifty percent (50%) of Borrowers' Excess Cash Flow for the fiscal year then ended.”

3.             Certificates; Other Information.  Section 6.02 of the Credit Agreement is hereby amended by adding the following subsections (h), (i), (j) and (k):

“(h)         promptly, but in no event later than ten (10) Business Days following receipt by Borrowers, all actuarial valuation reports with respect to Borrowers’ Plans;

(i)            promptly, but in no event later than ten (10) Business Days following filing thereof by Borrowers with the Internal Revenue Service, any and all income tax reports, including Form 5500 for each Plan year, filed by Borrowers with respect to Borrowers’ Plans;

(j)            promptly, but in no event later than ten (10) Business Days following receipt by Borrowers, any and all notices received from the Internal Revenue Service or the PBGC, or any other Governmental Authority, with respect to Borrowers’ Plans; and

(k)           in the event that any of Borrowers’ Plans are deemed to be “at risk” (as defined in Section 430(i)(4) of the Code), evidence that Borrowers have made any and all “minimum required contributions” to all such Plans, including all “shortfall amortization charges” and “waiver amortization charges” (as such terms are defined in Section 430 of the Code) as a result of the current and prior years’ underfunding of such Plans, at least ten (10) Business Days in advance of the due date therefor.”

4.             Maximum Operating Leverage Ratio.  Notwithstanding the effective date of this Amendment, effective as of December 26, 2009, Section 6.12(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c)          Maximum Operating Leverage Ratio.  Maintain on a consolidated basis an Operating Leverage Ratio not exceeding the ratios indicated for each period specified below:

Period	Maximum Ratio

From the date hereof	3.75 to 1.0
through 12/29/07

From 12/30/07	4.25 to 1.0
through 6/28/08

From 6/29/08	4.90 to 1.0
through 9/28/08

From 9/29/08	6.0 to 1.0
through 12/27/08

From 12/28/08	6.0 to 1.0
through 12/26/09

From 12/27/09	5.75 to 1.0
through 3/27/10

From 3/28/10	5.50 to 1.0
through 6/26/10

From 6/27/10	4.75 to 1.0
through 12/25/10

From 12/26/10	3.75 to 1.0
and thereafter

This ratio will be calculated at the end of each fiscal quarter using the results of the twelve-month period then ended.”

5.             Liquidity Ratio.  Section 6.12(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(d)          Liquidity Ratio.  Maintain on a consolidated basis a Liquidity Ratio of at least 1.2 to 1.0 as of the end of each fiscal quarter; provided, however, for the fiscal quarters ending December 26, 2009, March 27, 2010 and June 26, 2010, Borrowers shall maintain on a consolidated basis a Liquidity Ratio of at least 1.0 to 1.0.”

6.             ERISA Matters.

6.1  Subsection (c)(iii) of Section 6.16 of the Credit Agreement is hereby amended to read as follows:

“(iii) a failure to make a “minimum required contribution” (as defined in Section 430 of the Code), including all “shortfall amortization charges” and “waiver amortization charges” (as such terms are defined in Section 430 of the Code) as a result of the current and prior years’ underfunding of such Plans, for any plan year beginning after December 31, 2007.  Notwithstanding the foregoing, if Borrowers fail to make a “minimum required contribution” when due, Lenders agree to advance such “minimum required contribution” amounts as an advance under the Working Capital Revolver Loan (in an outstanding amount not to exceed such Lender’s Applicable Percentage of Working Capital Revolver Loans), if requested by Agent, in its sole discretion, without any obligation to do so and without further authorization from Borrowers, and pay the “minimum required contribution” amount to SEI Private Trust Company, the Plan Trustee.  Borrowers hereby irrevocably authorize and agree that Lenders may make such advances under the Working Capital Revolver Loan without receipt by Agent of a formal request for advance.  Borrowers agree to promptly reimburse Agent, for the benefit of Lenders, any such amounts advanced by Lenders with interest accruing thereon at the applicable Default Rate, upon notice by Agent to Borrowers.”

6.2  Subsection (d) of Section 6.16 of the Credit Agreement is hereby deleted.

7.             Permitted Indebtedness.  Sections 7.03(b) and 7.03(e) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(b)          Indebtedness under the Improvements Agreement, the Navy Yard Lease and the Palletizer Lease.”

“(e)          Indebtedness in respect of Capitalized Lease Obligations (not including any obligations that may be capitalized under the Navy Yard Lease, the Improvements Agreement or the Palletizer Lease), Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (other than the Fixed Asset Loans) within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $6,000,000.”

8.             Fixed Asset Revolving Loan Advance Period.  Section 1 of the Second Amendment is hereby amended to change the expiration date of the “Fixed Asset Revolving Loan Advance Period” of “December 31, 2009” in the first sentence of Section 1 of the Second Amendment to “June 30, 2010”.

9.             Letters of Credit Issued Under Fixed Asset Revolving Loan Sublimit.  This will confirm the agreement of the parties that Letters of Credit may be issued by the L/C Issuer under the Fixed Asset Revolving Loan Sublimit in connection with the purchase of certain of the Navy Yard Equipment in accordance with the Line Item Budget and Disbursement Schedule.  All such Letters of Credit shall be governed by the provisions of Section 2.03 of the Credit Agreement, except that: (a) the L/C Expiration Date for any such Letters of Credit issued under the Fixed Asset Revolving Loan Sublimit shall mean the day that is the earlier of (i) twelve (12) months after the date of issuance (subject to twelve (12) month renewals), or (ii) thirty (30) days prior to the Fixed Asset Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day); (b) after giving effect to any L/C Credit Extension with respect to any Letter of Credit issued under the Fixed Asset Revolving Loan Sublimit, the Total Outstandings for Fixed Asset Loans (including L/C Obligations for such Letters of Credit) for all Lenders shall not exceed $10,000,000 and the Outstanding Amount of the L/C Obligations for such Letters of Credit shall not exceed $10,000,000; (c) all fundings by Lenders with respect to drawings and reimbursements with respect to such Letters of Credit shall be based upon each such Lender’s Applicable Percentage in the Fixed Asset Loan; (d) in the event that Borrowers do not reimburse the L/C Issuer for any draw funded under such Letters of Credit in accordance with the terms of Section 2.03 of the Credit Agreement, Borrowers shall be deemed to have requested a Fixed Asset Loan Borrowing of a Daily LIBOR Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount; (e) all references in Section 2.03 of the Credit Agreement to the “Working Capital Revolver Loan” and terms similar or related thereto, shall be deemed to be references to the “Fixed Asset Loan” with respect to Letters of Credit issued under the Fixed Asset Revolving Loan Sublimit, as applicable, mutatis mutandis; (f) all references in the Credit Agreement and the Loan Documents to Letters of Credit shall be deemed to include Letters of Credit issued under the Fixed Asset Revolving Loan Sublimit, with such changes as the context may require.

10.            Amendment Fee.  As consideration for Agent and Lenders to enter into this Amendment, Borrowers shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages of the Loans, an amendment fee in an amount of $245,625 (the “Amendment Fee”).  The Amendment Fee is due and payable in full upon execution of this Amendment.  Borrowers agree that the Amendment Fee has been fully earned by Agent and Lenders and is non-refundable.

11.            Other References.  All references in the Credit Agreement and all the Loan Documents to the term “Loan Documents” shall mean the Loan Documents as defined therein and this Amendment and any and all other documents executed and delivered by Borrowers pursuant to and in connection herewith.

12.            Release.  Borrowers acknowledge and agree that they have no claims, suits or causes of action against Agent or Lenders and hereby remises, releases and forever discharges Agent and Lenders, their respective officers, directors, shareholders, employees, agents, successors and assigns, and any of them, from any claims, suits or causes of action whatsoever, in law or at equity, which Borrowers have or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

13.            Covenants and Representations and Warranties.  Borrowers hereby:

 13.1  ratify, confirm and agree that the Credit Agreement, as amended by this Amendment, and all other Loan Documents are valid, binding and in full force and effect as of the date of this Amendment, and enforceable in accordance with their terms.

 13.2  agree that they have no defense, set-off, counterclaim or challenge against the payment of any sums owed or owing under the Loan Documents or the enforcement of any of the terms of the Loan Documents.

 13.3  ratify, confirm and continue all liens, security interests, pledges, rights and remedies granted to Agent for the benefit of Lenders in the Loan Documents and agree that such liens, security interests and pledges shall secure all of the Obligations under the Loan Documents as amended by this Amendment.

 13.4  represent and warrant that all representations and warranties in the Loan Documents are true and complete as of the date of this Amendment.

 13.5  ratify, confirm and restate all of the waivers set forth in the Credit Agreement, all of which are hereby incorporated by reference.

 13.6  agree that their failure to comply with or perform any of their covenants or agreements in this Amendment will constitute a Default or an Event of Default under the Loan Documents subject to applicable notice and cure periods set forth in Section 9.01 of the Credit Agreement.

 13.7  represent and warrant that no condition or event exists after taking into account the terms of this Amendment which would constitute a Default or an Event of Default.

 13.8  represent and warrant that the Borrowers have the power and authority and all consent and approvals needed in order to execute and deliver this Amendment and that the person(s) executing this Amendment on behalf of the Borrowers has (have) the power and authority to do so.

 13.9  represent and warrant that the execution and delivery of this Amendment by Borrowers and all documents and agreements to be executed and delivered pursuant to this Amendment:

(a)  have been duly authorized and approved by all requisite action of Borrowers;

(b)  will not conflict with or result in a breach of, or constitute a default (or with the passage of time or the giving of notice or both, will constitute a default) under, any of the terms, conditions, or provisions of any applicable statute, law, rule, regulation or ordinance or any Borrower’s Articles of Incorporation or By-Laws or any indenture, mortgage, loan or credit agreement or instrument to which any Borrower is a party or by which it may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; and

(c)  will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrowers under the terms or provisions of any such agreement or instrument, except liens in favor of Lenders.

14.            No Novation or Waiver.  Nothing contained herein constitutes a novation of the Credit Agreement or any of the documents collateral thereto and shall not constitute a release, termination or waiver of any of the liens, security interests, rights or remedies granted to Agent and Lenders in the Credit Agreement or any of the other Loan Documents, which liens, security interests, rights or remedies are hereby ratified, confirmed, extended and continued as security for all obligations secured by the Credit Agreement.  Nothing contained herein constitutes an agreement or obligation by Agent or Lenders to grant any further amendments to the Credit Agreement or any of the other Loan Documents.

15.            Inconsistencies.  To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Credit Agreement or the other Loan Documents, the terms and conditions of this Amendment shall prevail.  All terms and conditions of the Credit Agreement and the other Loan Documents not inconsistent herewith, shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

16.            Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

17.            No Third Party Beneficiaries.  The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

18.            Headings.  The headings of the Sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

19.            Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

20.            Modifications.  No modifications of this Amendment or any of the Loan Documents shall be binding or enforceable unless done in accordance with Section 11.01 of the Credit Agreement.

21.            Law Governing.  This Amendment has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

22.            Waiver of Right to Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

23.            Counterparts; Facsimile Signatures.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original without the production of any other counterpart.  Any signature delivered via facsimile or other electronic means shall be deemed an original signature hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWERS:
TASTY BAKING COMPANY

By: /s/ Eugene P. Malinowski
Name: Eugene P. Malinowski
Title: Vice President & Corporate Treasuer

TASTYKAKE INVESTMENT COMPANY

By: /s/ Eugene P. Malinowski
Name: Eugene P. Malinowski
Title: Treasurer

TBC FINANCIAL SERVICES, INC.

By: /s/ Eugene P. Malinowski
Name: Eugene P. Malinowski
Title: Treasurer

TASTY BAKING OXFORD, INC.

By: /s/ Eugene P. Malinowski
Name: Eugene P. Malinowski
Title: Treasurer

AGENT:
CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent, Collateral Agent and L/C Issuer

By: /s/ Lisa S. Williams
Name: Lisa S. Williams
Title: VP

CITIZENS BANK OF PENNSYLVANIA, as Lender

By: /s/ Lisa S. Williams
Name: Lisa S. Williams
Title: VP

BANK OF AMERICA, N.A., as Lender

By: /s/ Robert Fratta
Name: Robert Fratta
Title: Vice President

SOVEREIGN BANK, as Lender

By: /s/ Dennis Wasilewski
Name: Dennis Wasilewski
Title: SVP

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By: /s/ Benjamin N. Persofsky
Name: Benjamin N. Persofsky
Title: Assistant Vice President